CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
I-Trax, Inc.


We hereby consent to incorporation of our report dated February 4, 2005, except for the last two paragraphs of Note 13, as to which the date is February 15, 2005, included in this Form 10-KSB, into the Company's Registration Statements on Form S-3 (No. 333-110891, 333-108191 and 333-114604).


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 29, 2005